Exhibit 23.1

The Board of Directors
Arrow Cars International, Inc.

Gentlemen:

This letter will authorize you to include the audit of Arrow Cars International, Inc. dated October 10, 2012 for the period from inception (March 8, 2012) through June 30, 2012 and the audits of Arrow Cars, S.L. for the two years ended December 31, 2010 and 2011 dated August 10, 2012 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission. We also consent to your reference to Labrozzi & Co., PA as experts in accounting and auditing.

Yours Truly,


/s/ Labrozzi & Co., PA
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Labrozzi & Co., PA
October 26, 2012